Exhibit 99.1

June 2, 2015

Ferrellgas, L.P. Announces Pricing of $500 Million Offering of Senior Notes

OVERLAND PARK, KANSAS, June 2, 2015 (GLOBE NEWSWIRE) — Ferrellgas, L.P., the operating subsidiary of Ferrellgas Partners, L.P. (NYSE: FGP), and its wholly owned subsidiary, Ferrellgas Finance Corp., announced today the pricing of their offering of $500 million in aggregate principal amount of 6.75% senior unsecured notes due 2023 (the “Notes”). The Notes mature on June 15, 2023 and will be issued at an offering price of 100% of par. The offering is expected to close on June 8, 2015, subject to customary closing conditions.

Ferrellgas, L.P. and Ferrellgas Finance Corp. intend to use the net proceeds from the private placement offering to fund a portion of the cash portion of the consideration for the pending acquisition of all of the outstanding membership interests in Bridger Logistics, LLC and its subsidiaries with remaining amounts being used to repay outstanding borrowings under our secured credit facility after the closing of the acquisition.

The securities to be sold have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Ferrellgas, L.P. and Ferrellgas Finance Corp. offered the securities only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACT:                   Jack Herrold, Investor Relations, 913-661-1851

Jim Saladin, Media Relations, 913-661-1833

Scott Brockelmeyer, Media Relations, 913-661-1830